                                 EXHIBIT 4(b)
                                 ------------

        Trust Agreement dated January 1, 1999 between the Registrant and American Express Trust Company, as amended on March 11, 1999

                               TRUST AGREEMENT

                                   BETWEEN

                         THE PROGRESSIVE CORPORATION

                                     AND

                        AMERICAN EXPRESS TRUST COMPANY

                                     FOR

              THE PROGRESSIVE RETIREMENT SECURITY PROGRAM TRUST

                         DATED AS OF JANUARY 1, 1999



                                TABLE OF CONTENTS
                                -----------------

SECTION                                                                                          PAGE
-------                                                                                          ----
1.       Trust ......................................................................            1

2.       Exclusive Benefit and Reversion of
           Sponsor Contribution .....................................................            2

3.       Contributions to and Distributions from the Trust ..........................            2

4.       Investment of Trust ........................................................            2-7

5.       Recordkeeping and Reports ..................................................            7

6.       Agents, Attorneys, Actuaries, Accountants and
           Brokers; Trustee Compensation and Expenses; Taxes ........................            7-8

7.       Directions .................................................................            8-9

8.       Resignation or Removal of Trustee ..........................................            9

9.       Successor Trustee ..........................................................            9

10.      Termination ................................................................            9

11.      Continuing Assistance ......................................................            10

12.      Notices ....................................................................            10

13.      Duration ...................................................................            10

14.      Amendment or Modification ..................................................            10

15.      Loans to Participants. .....................................................            10

16.      General ....................................................................            11

17.      Governing Law. .............................................................            11

18.      Transferred Assets; Administration of Transferred Assets;
           Powers and Duties of Trustee .............................................            11-12

         TRUST AGREEMENT, dated as of the 1st day of January, 1999, between The Progressive Corporation, an Ohio corporation, having an office at 6300 Wilson Mills Road, Mayfield Village, Ohio 44143 (the "Sponsor"), and American Express Trust Company, having an office at 1200 Northstar West, P.O. Box 534, Minneapolis, Minnesota 55440-0534 (the "Trustee").

                              W I T N E S S E T H:
                              - - - - - - - - - -

         WHEREAS, the Sponsor is the sponsor (within the meaning of Section 3(16)(B) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and a fiduciary of The Progressive Retirement Security Program (the "Plan"); and

         WHEREAS, Progressive Casualty Insurance Company ("Administrator") has been designated as administrator (within the meaning of Section 3(16)(A) of ERISA) of the Plan; and

         WHEREAS, Administrator has retained American Express Trust Company to provide certain administrative services with respect to the Plan pursuant to an Administrative Services Agreement dated January 1, 1999 (the "Services Agreement"); and

         WHEREAS, American Express Trust Company, in its capacity as a provider of services under the Services Agreement, is referred to hereinafter in this Agreement as the "Contract Administrator"; and

         WHEREAS, the Sponsor wishes to establish a trust to hold and invest contributions under the Plan for the exclusive benefit of Participants in the Plan and their Beneficiaries; and

          WHEREAS, the Trustee is willing to hold and invest the aforesaid contributions in trust;

         NOW, THEREFORE, Trustee and Sponsor hereby agree as follows:

         SECTION 1. TRUST. The Sponsor hereby establishes a trust (the "Trust") with the Trustee. The Trust shall consist of an initial transfer of assets from the prior trustee of the Plan, such additional sums of money as shall from time to time be delivered to the Trustee under the Plan, all investments made therewith and proceeds thereof, and all earnings and profits thereon, less the payments that are made by the Trustee as provided herein. The Trustee hereby accepts the Trust on the terms and conditions set forth in this Agreement. In accepting this Trust, the Trustee shall be accountable for the assets received by it, subject to the terms and conditions of this Agreement. The Sponsor and the Trustee acknowledge and agree that each is a fiduciary of the Plan to the extent provided under Section 3(21) of ERISA. Except as otherwise expressly provided herein, all capitalized terms used in this Agreement shall have the meanings ascribed to them in the Plan, as in effect from time to time.

          SECTION 2. EXCLUSIVE BENEFIT AND REVERSION OF SPONSOR CONTRIBUTIONS.

         (a) Except as provided in the Plan and as permitted under ERISA, no part of the Trust may be used for, or diverted to, purposes other than (i) the exclusive benefit of the Participants in the Plan or their Beneficiaries and
(ii) payment of reasonable expenses of administering the Plan.

          SECTION 3. CONTRIBUTIONS TO AND DISTRIBUTIONS FROM THE TRUST.

         (a) RECEIPT OF CONTRIBUTIONS. The Trustee shall receive and hold as part of the Trust such assets of the Plan as may be transferred to it from time to time and any contributions to the Plan made to the Trust from time to time. The Trustee shall not be required to determine that any contributions are in compliance with the Plan, ERISA or the Code, and shall be accountable only for the funds actually received by it. In the case of assets transferred from another trustee or any other fiduciary, the Trustee shall not be responsible for any actions or inactions of such trustee or other fiduciary either prior to or after the transfer of Trust assets. Company represents that any assets, from time to time so transferred, were part of a qualified trust at the time of the transfer.

         (b) DISTRIBUTIONS TO PARTICIPANTS. The Trustee shall make distributions from the Trust to such persons, in such manner, in such amounts (but not exceeding the then value of the Trust), for such purposes and subject to such tax withholding and other deductions as may be specified in the Services Agreement.

                  The Trustee shall not be liable for making any distribution, failing to make any distribution, or discontinuing any distribution to the extent required by the Services Agreement. The Trustee shall not be required to determine or make any investigation to determine the identity or mailing address of any person entitled to benefits under the Plan, and shall be discharged of any obligation in that respect when the Trustee shall have sent checks and other papers by regular mail, postage prepaid, to such persons and at such addresses as may be furnished to the Trustee, provided that the Trustee shall promptly advise the Administrator of all returned checks and correspondence. In addition, the Trustee will promptly notify the Administrator of each uncashed check that is at least six (6) months old.

         (c) If the Trustee makes a duplicate disbursement in distributing Stock or cash from the Trust and such error is not the result of a force majeure or Act of God or duplicate instructions from the Administrator, the Trustee shall promptly correct the error at its expense and shall promptly reimburse the Trust for any overpayment.

          SECTION 4. INVESTMENT OF TRUST.

         (a) The Trustee is vested with title to all the assets of the Trust and shall have full power and authority to do all acts necessary to carry out its duties hereunder. Participants and Beneficiaries shall not have any right or interest in the Trust except as provided in the Plan. Prior to the time of distribution, neither a Participant nor a Beneficiary (nor a legal representative of a Participant or a Beneficiary) shall have any right, by way of anticipation or otherwise, to assign, encumber, or in any manner dispose of any interest in the Trust except as permitted under the Plan or as required by applicable law or directed by a court of competent jurisdiction.

         (b) The Sponsor will direct the Trustee as to the Investment Funds to be established for investment of Trust assets in accordance with the provisions of the Plan. The Trustee does not have any duty to question any such direction, to review any Investment Fund, or to make any suggestions in connection therewith. The Trustee will promptly comply with any direction given by the Administrator.

         (c) The Trustee shall invest in the Investment Funds in accordance with investment directions given by the Participants and Beneficiaries for whose accounts such assets are held, to the extent so provided for in the Plan. All such directions by the Participants or Beneficiaries to the Trustee will be made in writing or by telephone or in such other manner as is mutually agreed by the Sponsor and the Trustee. Participants and Beneficiaries will be deemed fiduciaries for purposes of such investment selection.

         (d) Where a Participant, a Beneficiary or an Investment Manager (except the Trustee as Investment Manager of any assets as provided herein), has the power and authority to direct the investment of any assets of the Trust, the Trustee does not have any duty to question any direction, to review any securities or other property, or to make any suggestions in connection therewith. The Trustee will promptly comply with any direction given by a Participant, a Beneficiary or an Investment Manager.

         (e) The Trustee will not be liable in any manner or for any reason for any loss or other unfavorable investment results arising from its compliance with direction under this Section, nor be liable for failing to invest any assets of the Trust under the management and control of a Participant, a Beneficiary or an Investment Manager in the absence of investment directions regarding such assets.

         SECTION 4A.  INVESTMENT MANAGERS.

         (a) The Sponsor has the power and authority to appoint one or more Investment Managers as defined in and subject to the requirements of ERISA. Each Investment Manager so appointed will have the power and authority to invest, acquire, manage or dispose of the assets of the Trust under its management and to direct the Trustee with respect to the investment, reinvestment and sale of such assets.

         (b) If the Sponsor elects to delegate investment authority for the assets of all or any portion of the Trust to an Investment Manager pursuant to subsection (a), the Sponsor will inform the Trustee in writing of such designation and such written notice shall describe the portion of the Trust affected. Upon receipt of such notice, the Trustee will be obligated to follow the investment directions of the Investment Manager with respect to the assets of the specified portion of the Trust until the Trustee receives written notice that such Investment Manager has resigned or has been removed or replaced by the Sponsor. The Trustee will not be a party to any agreement between the Sponsor and an Investment Manager, and will have no responsibility with respect to the terms and conditions of such agreement.

         (c) In exercising its authority to delegate investment authority to an Investment Manager, the Sponsor shall have the duty, responsibility and power to
(i) examine and analyze the performance of prospective Investment Managers; (ii) select an Investment Manager or

Managers; (iii) determine the portion of the Trust that will be under the management of each Investment Manager; (iv) issue appropriate instructions to the Trustee and to each Investment Manager regarding the allocation of investment authority; (v) review the performance of each Investment Manager at periodic intervals; and (vi) remove any Investment Manager when the Sponsor deems such removal to be necessary or appropriate.

         (d) All directions by an Investment Manager to the Trustee concerning the investment, reinvestment, sale or management of assets of the Trust will be made in writing or in such other manner as is acceptable to the Trustee, by such person or persons as the Investment Manager designates in writing to the Trustee from time to time.

         (e) An Investment Manager who engages any investment advisor or investment counselor that it deems necessary or appropriate, may provide that directions concerning the investment and reinvestment of the assets of the Trust under its management and control to be made directly to the Trustee by such advisor or counselor as the Investment Manager's agent; provided, however, that prior to any such direction by the investment advisor or investment counselor, the Trustee receives written notice from the Investment Manager that the directions of such agent will be considered the directions of the Investment Manager and that the Investment Manager will be responsible for the directions of such agent.

         (f) If an Investment Manager resigns or is removed by the Sponsor, the Sponsor will notify the Trustee in writing of such resignation or removal. Upon actual receipt of such notice, the power and authority to invest and reinvest the assets of the Trust formerly under the control and management of the Investment Manager will return to the Sponsor unless the Sponsor indicates that a successor Investment Manager has been appointed with respect to such assets.

         (g) The fees and expenses of each Investment Manager, except to the extent paid by the Sponsor, shall be paid from the Trust, provided that no fees not expressly provided for in this Agreement shall be paid to the Trustee with respect to its activities as an Investment Manager under Section 4C.

         SECTION 4B.  INVESTMENT IN COLLECTIVE FUNDS.

         When so directed by the Administrator or pursuant to investment directions given by Participants or Beneficiaries pursuant to Section 4, the Trustee shall invest and reinvest all or a portion of the Trust through any common or collective trust fund or pooled investment fund, including collective investment funds maintained by American Express Trust Company or its successor, for the collective investment of funds held by it in a fiduciary capacity. The 1998 Amended and Restated Declaration of Trust creating the American Express Trust Collective Investment Funds for Employee Benefit Trusts ("Declaration of Trust") is hereby incorporated by reference and made a part of this Agreement. Notwithstanding any other provision of this Agreement, the Trustee may commingle the designated assets from the Trust with the money of trusts created by others, by causing such assets to be invested as a part of any one or more of the collective funds created by the Declaration of Trust and assets of this Trust so added to any of the collective funds at any time shall be subject to all of the provisions of the Declaration of Trust as it is amended from time to time. Notwithstanding the foregoing, the provisions of this Section shall apply only as long as such collective or pooled investment fund remains exempt from taxation under Section 501(a) of the Code and the qualified status of the Plan and the tax exempt status of the Trust are not thereby affected adversely.

         SECTION 4C.  TRUSTEE AS INVESTMENT MANAGER

         The Sponsor hereby appoints Trustee to serve as Investment Manager with respect to the Investment Funds set forth in Exhibit A, which Exhibit may be amended from time to time by mutual agreement of the parties (said Investment Funds hereinafter referred to as the "Account"):

         Trustee shall have full discretionary authority to formulate and execute an investment program for the management and investment of the Account, including the authority to:

         (a) buy, sell, exchange, convert or otherwise trade in any stocks, bonds and other investments including money market instruments and investment contracts; and

         (b) place orders for the execution of such investment transactions with or through such brokers, dealers or issuers as Trustee may select; and

         (c) request the issuance of average price confirmations by participating brokers.

         Such authority shall be subject to the terms and conditions of this Agreement, the provisions of the Declaration of Trust with respect to any assets in the collective funds as provided in Section 4B. of this Trust Agreement and any written investment objectives and guidelines that are executed by the Sponsor and accepted by the Trustee. Such guidelines are incorporated herein by reference.

         To the extent the Trustee is an Investment Manager, it shall invest and reinvest the principal and income of the Account with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims.

         SECTION 4D.  OTHER INVESTMENT PROVISIONS.

         (a) Purchases and sales of Company Stock may be made to, from or through any source, provided that such purchases from, or sales to, a party in interest (as defined in Section 3(14) of ERISA) shall comply with the requirements of Section 408(c) of ERISA. Rights, options or warrants offered to purchase Company Stock shall be exercised by the Trustee to the extent that there is cash available for the investment; to the extent cash is not available, the same shall be sold on the open market.

         (b) Neither the Trustee, the Sponsor nor the Administrator shall be liable for any loss which arises from any Participant's directions, investment elections, investment election changes, transfers or exercise or non-exercise of rights under the Plan pertaining to the assets in the Participant's Accounts.

         (c)      The Trustee shall have the following powers and authority:

                  (i) Subject to the preceding provisions of this Agreement, to sell, exchange, convey, transfer, or otherwise dispose of any property held in the Trust, by private contract or at public auction. No person dealing with the Trustee shall be bound to see to the application of the purchase money or other property delivered to the Trustee or to inquire into the validity, expediency, or propriety of any such sale or other disposition.

                  (ii) To cause any securities or other property held as part of the Trust to be registered in the Trustee's own name, in the name of one or more of its nominees, and to hold any investments in bearer form, but the books and records of the Trustee shall at all times show that all such investments are, and such investments shall at all times be, part of the Trust.

                  (iii) To make, execute, acknowledge and deliver any and all documents of transfer or conveyance necessary to carry out the powers herein granted.

                  (iv) With the Sponsor's prior written consent (which shall not be unreasonably withheld) (1) to settle, compromise or submit to arbitration any claims, debts or damages due to or arising from the Trust, (2) to commence or defend suits or legal or administrative proceedings, (3) to represent the Trust in all suits and legal and administrative hearings, and (4) to pay all reasonable expenses arising from any such action from the Trust, if not paid by the Sponsor; provided that the Trustee has given the Sponsor prompt notice of all such matters and has permitted the Sponsor to participate in all related activities. Notwithstanding the foregoing provisions of this Section 4D(e)(v), where the Trustee must take an action with respect to a claim, suit, or other legal, administrative or regulatory proceeding in order to fulfill its fiduciary responsibilities under ERISA, the Trustee need not obtain the Sponsor's prior written consent as provided above, but the Trustee shall give the Sponsor as much prior notice of the Trustee's proposed actions as circumstances permit.

                  (v) To borrow money from any lender to cover temporary overdrafts to the extent such overdrafts are necessary to facilitate transfers among, or distributions from, any of these Investment Funds.

                  (vi) To hold any part of the Trust assets in cash without liability for interest, pending the payment of expenses or making of distributions therewith, notwithstanding the Trustee's receipt of "float" from such uninvested cash.

                  (vii) To do all other acts although not specifically mentioned herein, as the Trustee may deem necessary to carry out any of the foregoing powers and the purposes of the Trust.

         (d) The Administrator has assigned to the Participants the right to vote proxies or exercise other rights of ownership with respect to all Investment Funds except Investment Funds for which American Express Trust Company is the Investment Manager. Unless otherwise agreed in writing: (i) the Administrator shall be responsible for distributing proxies and proxy related materials to the Participants and (ii) the Trustee shall deliver or cause to be delivered to the Administrator or the designated Investment Manager, all notices, prospectuses and finance statements relating to investments held hereunder. Except for those Trust assets for which American Express Trust Company is the Investment Manager, the Trustee shall not vote any proxy or tender offer election, participate in any voting trust, exercise any option, or subscription right or join in, dissent from or oppose any merger, reorganization, consolidation, liquidation or sale with respect to any asset held hereunder except in accordance with the timely written instructions of the Participants. Solely for this purpose, each Participant shall act as the Named Fiduciary, as defined in ERISA, in providing direction to the Trustee. Unless contrary to the terms of the Plan, and to the extent practicable, all unallocated assets or investments held hereunder, and all assets or investments for which the Trustee has not received instructions, shall, solely for the purposes of this Section be allocated to the account of each Participant who has issued instructions to the Trustee, in the same proportion as such Participant's allocated proportion of assets or investments bear to the aggregate of all like assets or investments for which instructions have been issued by the Participant to the Trustee.

         SECTION 5. RECORDKEEPING AND REPORTS.

         (a) The Trustee shall keep accurate accounts of all investments, receipts, disbursements and other transactions hereunder. All records generated by the Trustee shall be open to inspection and audit, during the Trustee's regular business hours prior to the termination of this Agreement, by the Sponsor, the Administrator or any person designated by the Sponsor. If the Sponsor or the Administrator becomes aware of any errors or discrepancies in such records, it will promptly advise the Trustee.

         (b) Except as otherwise required by law, the Contract Administrator shall be responsible for the preparation and filing of all returns, reports and information required of the Trust or Plan by law. The Trustee promptly shall provide the Contract Administrator with such information in the Trustee's possession or control as the Contract Administrator may reasonably request to make these filings.

         SECTION 6. AGENTS, ATTORNEYS, ACTUARIES, ACCOUNTANTS AND BROKERS; TRUSTEE COMPENSATION AND EXPENSES; TAXES.

         (a) The Trustee, the Sponsor and the Administrator are empowered to employ such agents, attorneys (including attorneys who may be counsel for the Sponsor), actuaries, accountants and brokers as they, or any of them, may deem necessary or proper in connection with the maintenance and administration of the Trust. The Trustee shall pay out of the Trust the reasonable compensation and expenses of such agents, attorneys, actuaries, accountants and brokers, except to the extent such compensation and expenses are paid by the Sponsor or the Administrator; provided that the Trustee, the Sponsor and the Administrator shall be responsible for their own attorneys fees and expenses incurred in the negotiation and preparation of this Agreement and further provided that, in the case of agents, attorneys, actuaries, accountants and brokers employed by the Sponsor or Administrator, such payments will only be made by the Trustee as directed by the Sponsor or Administrator.

         (b) The Trustee shall be entitled to such reasonable compensation for its services as is provided for in the Services Agreement. The Trustee will, as part of its compensation for services provided to the Plan, receive the earnings from any uninvested cash awaiting investment into or distribution from the Trust. The Company agrees that the Trust may hold such uninvested cash without incurring any liability for the payment of earnings on such uninvested cash.

         (c) As directed by the Sponsor or Administrator, the Trustee is empowered to pay out of the Trust, as a general charge thereon, any and all taxes of whatsoever nature assessed on or in respect to the Trust; provided, however, that, if the Sponsor notifies the Trustee in writing that in the opinion of the Sponsor's counsel any such tax is not lawfully assessed, the Trustee, if so requested by the Sponsor, shall contest the validity of such tax in any manner deemed appropriate by the Sponsor or its counsel. The word "taxes", as used herein, shall be deemed to include any interest or penalties assessed in respect to such taxes. Unless the Trustee first shall be indemnified to its reasonable satisfaction by the Sponsor, the Trustee shall not be required to contest the validity of any tax, to institute, maintain or defend against any other action or proceeding or to incur any other expense in connection with the Trust, except to the extent that the Trust is sufficient therefor.

         SECTION 7. DIRECTIONS.

         (a) Except as otherwise agreed in writing between the Trustee and the Sponsor or Administrator, any action under this Agreement required to be taken by the Sponsor or the Administrator shall be by written direction of any individual authorized by the Sponsor's Chairman, President, Chief Executive Officer, Chief Human Resources Officer, Chief Financial Officer or Chief Legal Officer in substantially the form of Exhibit B attached hereto, unless the Trustee has received actual written notice from any of such officer that such individual's authority has been withdrawn. The Trustee may rely on any such written direction which it reasonably believes to bear the genuine signature of the authorized individual, which writing may include a facsimile transmission. Notwithstanding anything herein to the contrary, the Sponsor or the Administrator may delegate any of its responsibilities hereunder to a representative by giving to the Trustee in writing a letter which identifies the representative and sets forth the list of the Trustee's responsibilities under this Agreement that the Trustee has authorized the representative to carry out.

         (b) The Sponsor shall indemnify the Trustee against, and hold the Trustee harmless from, any and all loss, damage, penalty, liability, cost, expense and reasonable attorneys' fees and disbursements, that may be incurred by, imposed upon or asserted against the Trustee by reason of any claim, regulatory proceeding or litigation arising from any act done or omitted to be done by any individual or person with respect to the Plan or Trust, excepting only any and all loss, damage, penalty, liability, cost, expense, and reasonable attorneys' fees and disbursements, to the extent arising from the Trustee's negligence in performing or failing to perform any of the duties specifically allocated to the Trustee under the terms of this Agreement or from the Trustee's willful misconduct or bad faith.

                  The Trustee agrees to indemnify and hold the Sponsor and Administrator harmless from and against any loss, damage, penalty, liability, cost and expense and reasonable attorneys' fees and disbursements incurred by the Sponsor or Administrator to the extent arising from the Trustee's negligence in performing or failing to perform any of the duties specifically allocated to the Trustee under the terms of this Agreement or from the Trustee's willful misconduct or bad faith.

         (c) Notwithstanding the foregoing, nothing in this Agreement shall limit the liability of American Express Trust Company in its capacity as Contract Administrator under the Services Agreement.

         (d) The provisions of this Section 7 shall survive the termination of this Agreement.


         SECTION 8. RESIGNATION OR REMOVAL OF TRUSTEE.

         (a) The Trustee may resign at any time upon three hundred sixty-five
(365) days' notice in writing to the Sponsor, unless a shorter period of notice is agreed upon by the Sponsor.

         (b) The Sponsor may remove the Trustee at any time upon one hundred eighty (180) days' notice in writing to the Trustee, unless a shorter period of notice is agreed upon by the Trustee.

         SECTION 9. SUCCESSOR TRUSTEE.

         (a) If the office of Trustee becomes vacant for any reason, the Sponsor may in writing appoint a successor trustee under this Agreement. The successor trustee shall have all of the rights, powers, privileges, obligations, duties, liabilities and immunities granted to the Trustee under this Agreement. The successor trustee and predecessor trustee shall not be liable for the acts or omissions of the other with respect to the Trust.

         (b) When the successor trustee accepts its appointment under this Agreement, title to and possession of the Trust assets shall immediately vest in the successor trustee without any further action on the part of the predecessor trustee. The predecessor trustee shall execute all instruments and do all acts that reasonably may be necessary or reasonably may be requested in writing by the Sponsor or the successor trustee to vest title to all Trust assets in the successor trustee or to deliver all Trust assets to the successor trustee as promptly as possible.

         (c) Any successor of the Trustee or successor trustee, through sale or transfer of the business or trust department of the Trustee or successor trustee, or through reorganization, consolidation, or merger, or any similar transaction, shall, upon consummation of the transaction, become the successor trustee under this Agreement.

         SECTION 10. TERMINATION. This Agreement may be terminated at any time by the Sponsor upon sixty (60) days' notice in writing to the Trustee. On the date of the termination of this Agreement, the Trustee shall forthwith transfer and deliver to such individuals or entities as the Sponsor shall designate, all cash and assets then constituting the Trust. If, by the termination date, the Sponsor has not notified the Trustee in writing as to whom the assets and cash are to be transferred and delivered, the Trustee may bring an appropriate action or proceeding for leave to deposit the assets and cash in a court of competent jurisdiction. The Trustee shall be reimbursed by the Sponsor for all costs and expenses of the action or proceeding including, without limitation, reasonable attorneys' fees and disbursements.

         SECTION 11. CONTINUING ASSISTANCE. Following the appointment of a successor trustee under Section 9 or the termination of this Agreement under
Section 10, the Trustee shall provide such follow-up and transition assistance as the Sponsor may reasonably request, including, but not limited to, providing additional copies of Form 1099Rs and cashed distribution checks, related to activity occurring during the years that the Trustee was trustee, provided however, the Trustee shall not be required to produce any information, accounts or copies of Form 1099Rs or checks which are more than seven years old.

         SECTION 12. NOTICES. Except as otherwise expressly provided herein, all notices required or permitted to be given under this Agreement must be in writing and mailed to the party to which the notice is being given by certified or registered mail, return receipt requested, or overnight courier with next day delivery guaranteed, to the Sponsor at 6300 Wilson Mills Road, Mayfield Village, Ohio 44143, Attn: Marilyn A. Muzic, with a copy to Michael R. Uth, Progressive Casualty Insurance Company, 6300 Wilson Mills Road, Mayfield Village, Ohio 44143 and to the Trustee at 1200 Northstar West, P.O. Box 534, Minneapolis, Minnesota 55440-0534, Attn: Team for Progressive Corp., or to such other persons and addresses as the parties provided notice in the foregoing manner.

         SECTION 13. DURATION. This Trust shall continue in effect without limit as to time, subject, however, to the provisions of this Agreement relating to amendment, modification and termination thereof.


         SECTION 14. AMENDMENT OR MODIFICATION. Subject to the provisions of
Section 2, this Agreement may be amended at any time and from time to time only by an instrument executed by both the Sponsor and the Trustee. Any such amendment shall be approved on behalf of the Sponsor by its Board of Directors; provided, however, that any such amendment which is required by law to be made or which will not require the Sponsor or any Employer to make contributions other than compensation reduction contributions in respect of the Plan may be approved by the Sponsor's Chairman, President or Chief Executive Officer and such officer's execution of such amendment shall be deemed to be conclusive evidence that any and all requisite approvals in respect of such amendment have been obtained.

         SECTION 15. LOANS TO PARTICIPANTS. Loans to Participants as provided for in the Plan shall be granted and administered by the Contract Administrator in accordance with guidelines provided from time to time by the Administrator. The Trustee shall distribute cash to such Participants who are granted loans in such amount and at such times as the Contract Administrator shall from time to time direct. Loan payments collected by the Sponsor or Contract Administrator shall be forwarded to the Trustee. The Contract Administrator shall give the Trustee instructions on how to handle loan disbursements and repayments. The Trustee shall have no responsibility to ascertain whether a loan complies with the provisions of the Plan, for the decision to grant a loan or for the collection and repayment of a loan. The Contract Administrator shall maintain the market value of the outstanding loans and the Trustee shall have no responsibility with respect thereto.

         SECTION 16.  GENERAL.

         (a) ENTIRE AGREEMENT. This Agreement contains all of the terms agreed upon between the parties with respect to the subject matter hereof.

         (b) WAIVER. No waiver by either party of any failure or refusal to comply with any obligation hereunder shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

         (c) SUCCESSORS AND ASSIGNS. The stipulations in this Agreement shall inure to the benefit of, and shall bind, the successors and assigns of the respective parties.

         (d) PARTIAL INVALIDITY. If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be held invalid or unenforceable by a court of competent jurisdiction, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

         (e) SECTION HEADINGS. The headings of the various sections and subsections of this Agreement have been inserted only for the purposes of convenience of reference and are not part of this Agreement and shall not be deemed in any manner to modify, explain, expand or restrict any of the provisions of this Agreement.

         SECTION 17.  GOVERNING LAW.

         (a) The validity, construction, effect and administration of this Agreement shall be governed by and interpreted in accordance with the laws of the State of Minnesota, except to the extent those laws are superseded by ERISA.

         (b) The Trustee is not a party to the Plan and in no event shall the terms of the Plan, either expressly or by implication, be deemed to impose upon the Trustee any power or responsibility other than those set forth in this Agreement. The Trustee may assume until advised to the contrary that the Plan is qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, or under corresponding provision of subsequent federal tax laws. The Trustee shall be accountable for contributions made to the Plan and included among the assets of the Trust but shall have no duty to determine whether the contributions comply with the provisions of the Plan or of ERISA.

         SECTION 18. TRANSFERRED ASSETS; ADMINISTRATION OF TRANSFERRED ASSETS;
                     POWERS AND DUTIES OF TRUSTEE.

         (a) There will, from time to time, subsequent to December 31, 1997, be delivered to the Trustee certain assets ("Midland Assets") previously held pursuant to the Midland Companies' Employee Savings Plan ("Midland Plan"). All such Midland Assets shall be held, administered and disbursed by the Trustee as part of the Trust, pursuant to the provisions of this Agreement, as in effect from time to time once received by the Trustee.

         (b) The Trustee will have no duty to verify whether the amount of any such Midland Assets delivered to it is correct, and shall have no duty of inquiry into the prior administration of the Midland Plan or funding for the Midland Plan.

         (c) Such Midland Assets shall be invested in such investment funds as the Sponsor shall direct, based on each Participant's investment election then in effect pursuant to the Plan, if any, and if no investment election is then in effect as to any Participant, such Midland Assets relating to such Participant shall be invested in an investment fund consisting of guaranteed investment contracts or a similar successor investment fund until the Sponsor directs otherwise based on a subsequent investment election of the Participant.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                        THE PROGRESSIVE CORPORATION

                                        By:  /s/ DAVID M. SCHNEIDER
                                             -----------------------------------
                                        Title: Secretary
                                               ---------------------------------



                                        AMERICAN EXPRESS TRUST COMPANY

                                        By:  /s/ TARA L. STONEHOUSE
                                             -----------------------------------
                                        Title: Vice President
                                              ----------------------------------
                                               12/17/98

                                                                       EXHIBIT A

Pursuant to Section 4C hereof, American Express Trust is appointed as Investment Manager of the following Funds:

American Express Trust Stable Capital Fund II
American Express Trust Short - Term Horizon (25:75) Fund
American Express Trust Bond Index Fund II
American Express Trust Medium - Term Horizon (50:50) Fund
American Express Trust Long - Term Horizon (80:20) Fund
American Express Trust Equity Index Fund III
American Express Trust Small Cap Equity Index Fund II

                                   EXHIBIT "B"

_______________________________
_______________________________
_______________________________
_______________________________

Re:      The Progressive Retirement Security Program

Dear Mr. __________________________________ :

This letter is sent to you in accordance with Section ____________ of the Trust Agreement, dated as of _________ , 1998, between The Progressive Corporation and American Express Trust Company. I hereby designate _____________, _____________, and ______________________, as the individuals who may provide directions to you pursuant to the Agreement. Only one such individual need provide any direction. The signature of each designated individual is set forth below and certified to be such.

You may rely upon each designation and certification set forth in this letter until you receive a written notice of the termination of authority of a designated individual.

                                           Very truly yours,

                                           __________________________________

                                           By:__________________________________

                                           Title:_______________________________




[signature of designated individual]
 -----------------------------------
[name of designated individual]
 ------------------------------


[signature of designated individual]
 -----------------------------------
[name of designated individual]
 ------------------------------

[signature of designated individual]
 -----------------------------------
[name of designated individual]
 ------------------------------

                                AMENDMENT NO. 1
                                     TO THE
              TRUST AGREEMENT BETWEEN THE PROGRESSIVE CORPORATION
                                      AND
                         AMERICAN EXPRESS TRUST COMPANY
                                    FOR THE
                 PROGRESSIVE RETIREMENT SECURITY PROGRAM TRUST

         This Amendment No.1 to the Trust Agreement between The Progressive Corporation and American Express Trust Company for the Progressive Retirement Security Program Trust is made and entered into this 11 day of March 1999, by and between American Express Trust Company, a Minnesota trust company, ("American Express Trust"), and The Progressive Corporation, a corporation organized under the laws of the State of Ohio (the "Company").

                                WITNESSETH THAT:
                                 ---------------

         WHEREAS, American Express Trust and the Company are parties to Trust Agreement made effective, initially, January 1, 1999, with respect to the Progressive Retirement Security Program (the "Plan"); and

         WHEREAS, the Company has maintained and continues to maintain the Plan for the benefit of certain of its employees; and

         NOW THEREFORE, in consideration of the mutual covenants set forth in the Trust Agreement, it is agreed by the parties hereto that the Trust Agreement is hereby amended as follows, effective April 1, 1999, with all other provisions which are not herein amended, remaining in full force.

FIRST: A new Section 19 is hereby added to the Trust Agreement, as follows:

"SECTION 19.  DIRECTED BROKERAGE ACCOUNTS

(a) Notwithstanding anything to the contrary, this Section 19 supercedes any conflicting provision as it relates to a Participant's Directed Brokerage Account.

(b) The Company directs the Trustee to deduct the brokerage fee and other related fees and expenses charged to each Participant from the Participant's Directed Brokerage Account.

(c) In the case of a class action lawsuit, proceeds from the class action for any Participant or former Participant who no longer has an account in the Plan shall be held in the default investment fund in a segregated or separate account.

(d) The Trustee shall have no responsibility for any proxy or tender offer relating to securities held in the Directed Brokerage Account. Each Participant in a Directed Brokerage Account shall be responsible for completing the appropriate proxy or tender offer materials and returning them directly to the proxy solicitor or the entity stated in the tender offer materials respectively, for tabulation and vote submission. If no proxy or tender offer materials are timely received, such election or tender offer shall not be voted or exercised. The Trustee shall not bear any responsibility for the tabulation, voting, submission, recordation or maintenance of records relative to the proxy vote or tender offer.

(e) The Trustee will not act as trustee of any assets in a Participant's Directed Brokerage Account which consist of any of the following:

                  i) securities that do not have a stated market value, such as closely held stock;
                  ii) debt instruments (bonds, preferred stock) of American Express Company;
                  iii) limited partnerships;
                  iv) assets that require an advance or loan, including but not limited to a margin account;
                  v)   securities issued by the Company or its affiliates;
                  vi)  options."

SECOND:  Section 3(c) is hereby deleted and replaced with the following:

(c) If the Trustee makes a duplicate disbursement in distributing cash, Stock, or other securities from the Trust and such error is not the result of a force majeure or act of God or duplicate instructions from the Administrator, the Trustee shall promptly correct the error at its expense and shall promptly reimburse the Trust for any overpayment.

         IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to the Trust Agreement between the Progressive Corporation and American Express Trust Company for the Progressive Retirement Security Program Trust as of the date first written above.

THE PROGRESSIVE CORPORATION                   AMERICAN EXPRESS TRUST COMPANY

SIGNED: /S/ DAVID M. SCHNEIDER                SIGNED: /S/ TARA L. STONEHOUSE
       --------------------------------               ------------------------

TITLE:   Secretary                            TITLE:  Vice President
       ---------------------------------              ------------------------
                                              PRESIDENT

DATE:   3/11/99                                        DATE:  4/5/99
      ---------------------------------                -----------------------



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